FOR IMMEDIATE RELEASE
DATE: January 28, 2016

HERITAGE FINANCIAL ANNOUNCES FOURTH QUARTER AND ANNUAL 2015 RESULTS AND DECLARES REGULAR CASH DIVIDEND

•
Diluted earnings per common share were $0.32 for the quarter ended December 31, 2015 compared to $0.24 for the prior year quarter ended December 31, 2014 and $0.32 for the linked-quarter ended September 30, 2015.

•	Diluted earnings per common share increased $0.43, or 52.4%, to $1.25 for the year ended December 31, 2015 compared to $0.82 for the year ended December 31, 2014.

•	Heritage declared a regular cash dividend of $0.11 per common share on January 27, 2016.

•	Return on average assets was 1.04% and return on average tangible common equity was 11.04% for the quarter ended December 31, 2015.

•	Total loans receivable, net, increased $148.9 million, or 6.7%, to $2.37 billion at December 31, 2015 from $2.22 billion at December 31, 2014.

•	Total deposits increased $202.0 million, or 6.9%, to $3.11 billion at December 31, 2015 from $2.91 billion at December 31, 2014.

Olympia, WA - Heritage Financial Corporation (NASDAQ GS: HFWA) (“Company” or “Heritage”) today reported that the Company had net income of $9.5 million for the quarter ended December 31, 2015 compared to net income of $7.3 million for the quarter ended December 31, 2014 and $9.5 million for the linked-quarter ended September 30, 2015. Net income for the quarter ended December 31, 2015 was $0.32 per diluted common share compared to $0.24 per diluted common share for the quarter ended December 31, 2014 and $0.32 per diluted common share for the linked-quarter ended September 30, 2015.

Net income for the year ended December 31, 2015 was $37.5 million, or $1.25 per diluted common share, compared to $21.0 million, or $0.82 per diluted common share, for the year ended December 31, 2014.

Brian L. Vance, President and CEO, commented, "As we conclude the year 2015, we continue to be encouraged with the performance of our core operating metrics.  For instance, our return on average assets improved to 1.04% in the fourth quarter of 2015 from 0.83% for the same period of 2014. We also improved our expense management as measured by total noninterest expense to average assets to 2.92% in the fourth quarter of 2015 from 3.36% for the same period in 2014."

"We continue to be encouraged by the economic growth that is occurring in our core markets of Seattle, Bellevue, Everett and Tacoma, and we believe the growth of these markets coupled with the growth of our lender base in these markets will provide for strong growth in both loans and deposits in 2016."

"Credit quality remains a very important discipline for us in both originating new loans and managing our existing portfolios.  We continue to proactively manage weaker credits out of the bank as evidenced by reducing our potential problem loans and nonaccrual loans by an aggregate total of $54.5 million, or 31.2%, year over year.  Additionally, our net charge-offs for the fiscal year 2015 were 0.10% of average loans while our nonperforming assets to total assets improved to 0.32%."

Balance Sheet

The Company’s total assets increased $55.4 million, or 1.5%, to $3.65 billion at December 31, 2015 from $3.60 billion at September 30, 2015.

Investment securities available for sale increased $108.8 million to $811.9 million at December 31, 2015 from $703.1 million at September 30, 2015. The 15.5% increase was due to investment purchases and the transfer of all investment securities previously classified as held to maturity to the available for sale classification. Management elected this change during the quarter ended December 31, 2015 in an effort to manage more effectively the investment portfolio, including subsequently selling securities that were formerly classified as held to maturity. The amortized cost of the securities that were transferred to available for sale totaled $29.4 million and the net unrealized pre-tax gain related to these securities totaled $952,000 on the date of the transfer.

Loans receivable, net of allowance for loan losses, decreased $2.7 million, or 0.1%, to $2.37 billion at December 31, 2015 from $2.38 billion at September 30, 2015 and increased $148.9 million, or 6.7%, from $2.22 billion at December 31, 2014. The decrease from September 30, 2015 was due to loan payoffs in excess of loan originations during the quarter. Loans receivable includes loans originated by Heritage Bank as well as loans acquired in mergers and acquisitions, including the Cowlitz Bank, Pierce Commercial Bank, Northwest Commercial Bank, and Valley Community Bancshares transactions, and most recently, Heritage’s merger with Washington Banking Company completed on May 1, 2014 (the “Washington Banking Merger”).

Total deposits increased $54.1 million, or 1.8%, to $3.11 billion at December 31, 2015 from $3.05 billion at September 30, 2015. Non-maturity deposits as a percentage of total deposits increased to 86.5% at December 31, 2015 from 85.7% at September 30, 2015 and from 81.9% at December 31, 2014. The increase in this ratio was primarily due to a $31.5 million, or 6.1%, increase in money market accounts to $545.3 million at December 31, 2015 from $513.9 million at September 30, 2015 and a $24.8 million, or 2.8%, increase in NOW accounts to $917.9 million at December 31, 2015 from $893.0 million at September 30, 2015, offset partially by a $17.2 million, or 3.9%, decrease in certificates of deposit to $420.3 million at December 31, 2015 from $437.5 million at September 30, 2015. Total deposits increased $202.0 million, or 6.9%, from $2.91 billion at December 31, 2014.

Total stockholders’ equity increased $1.3 million, or 0.3%, to $470.0 million at December 31, 2015 from $468.7 million at September 30, 2015. This increase was primarily due to net income of $9.5 million, partially offset by cash dividends in the amount of $6.3 million and a decrease in accumulated other comprehensive income of $2.4 million. The Company and Heritage Bank continue to maintain capital levels significantly in excess of the applicable regulatory requirements for them to be categorized as “well-capitalized”. The Company had common equity Tier 1 risk-based, Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at December 31, 2015 of 11.9%, 10.4%, 12.5% and 13.6%, respectively, compared to 11.8%, 10.5%, 12.4% and 13.4%, respectively, at September 30, 2015.

Credit Quality

The allowance for loan losses increased $742,000, or 2.6%, to $29.7 million at December 31, 2015 from $29.0 million at September 30, 2015 reflecting a provision for loan losses of $1.1 million partially offset by $382,000 in net charge-offs recognized during the quarter ended December 31, 2015. Nonperforming loans to loans receivable, net decreased to 0.40% at December 31, 2015 from 0.41% at September 30, 2015. Nonaccrual loans decreased $239,000, or 2.4%, to $9.7 million ($1.1 million guaranteed by government agencies) at December 31, 2015 from $9.9 million ($1.4 million guaranteed by government agencies) at September 30, 2015. The decrease was due primarily to $2.4 million of net principal reductions and $50,000 of charge-offs, offset partially by $2.2 million of additions to nonaccrual loans.

The allowance for loan losses to nonperforming loans was 307.67% at December 31, 2015 compared to 292.76% at September 30, 2015. Potential problem loans were $110.4 million at December 31, 2015 compared to $113.3 million at September 30, 2015. The $2.9 million decrease was primarily due to net loan payments of $10.5 million, loan grade improvements of $7.8 million, and $133,000 of loan charge-offs, offset partially by the addition of $15.9 million of loans graded as potential problem loans during the period.

The allowance for loan losses to loans receivable, net was 1.24% at December 31, 2015 compared to 1.21% at September 30, 2015. The Company believes that its allowance for loan losses is appropriate to provide for probable incurred credit losses based on an evaluation of known and inherent risks in the loan portfolio at December 31, 2015. Included in the carrying value of loans are net discounts on loans purchased in mergers and acquisitions which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the unpaid principal balance. The remaining unaccreted net discounts on these purchased loans was $20.4 million at December 31, 2015 compared to $21.6 million at September 30, 2015.

Nonperforming assets decreased $291,000, or 2.4%, to $11.7 million ($1.1 million guaranteed by government agencies), or 0.32% of total assets, at December 31, 2015, compared to $12.0 million ($1.4 million guaranteed by government agencies), or 0.33% of total assets, at September 30, 2015. Other real estate owned decreased $52,000 to $2.0 million at December 31, 2015 from $2.1 million at September 30, 2015. The decrease in other real estate owned was primarily due to the disposition of properties totaling $356,000 and valuation adjustments of $114,000 during the quarter ended December 31, 2015, offset by additions of properties totaling $421,000.

Operating Results
Net interest income decreased $4.2 million, or 11.5%, to $32.5 million for the quarter ended December 31, 2015 compared to $36.8 million for the same period in 2014 and increased $595,000, or 1.9%, from $31.9 million for the linked-quarter ended September 30, 2015. Net interest income increased $14.2 million, or 12.3%, to $129.6 million for the year ended December 31, 2015 from $115.4 million for the same period in the prior year. The decrease in net interest income for the current quarter compared to same period in 2014 was primarily due to a decrease in incremental accretion income (included in interest and fees on loans on the Consolidated Statements of Income) as well as a decrease in the loan interest income as a result of lower loan yields. The increase in net interest income for the current quarter compared to the linked-quarter ended September 30, 2015 was primarily the result of an increase in incremental accretion income from loan settlements in excess of recorded investment balances. The increase in net interest income for the year ended December 31, 2015 compared to the same period in 2014 was primarily due to the Washington Banking Merger.
Heritage’s net interest margin for the quarter ended December 31, 2015 decreased 77 basis points to 3.97% from 4.74% for the same period in 2014 and decreased three basis points from 4.00% in the linked-quarter ended September 30, 2015. The decrease in net interest margin from the prior periods is due to lower contractual loan note rates. The decrease from the same period in 2014 also is attributable due to lower incremental accretion income. The net interest margin for the year ended December 31, 2015 decreased 42 basis points to 4.11% from 4.53% for the same period in 2014 due to lower contractual loan note rates and lower incremental accretion income as the purchased loan balances continued to decrease.
The following table presents the net interest margin and effect of the incremental accretion on purchased loans for the periods presented below:

	Three Months Ended			Years Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net interest margin, excluding incremental accretion on purchased loans (1)	3.69%	3.76%	3.86%	3.78%	3.97%
Impact on net interest margin from incremental accretion on purchased loans (1)	0.28%	0.24%	0.88%	0.33%	0.56%
Net interest margin	3.97%	4.00%	4.74%	4.11%	4.53%

(1)
The incremental accretion income represents the amount of income recorded on the purchased loans in excess of the contractual stated interest rate in the individual loan notes. This income results from the discount established at the time these loan portfolios were acquired and modified quarterly as a result of cash flow re-estimation.

The net interest margin, excluding incremental accretion on purchased loans, decreased to 3.69% for the quarter ended December 31, 2015 from 3.86% for the same period in 2014 and from 3.76% for the linked-quarter ended September 30, 2015. For the year ended December 31, 2015, the net interest margin, excluding incremental accretion on purchased loans, decreased to 3.78% from 3.97% for the same period in the prior year.
Yields on loans, excluding incremental accretion on purchased loans, decreased to 4.70% for the quarter ended December 31, 2015 from 5.03% for the same period in 2014 and from 4.75% for the linked-quarter ended September 30, 2015. For the year ended December 31, 2015, the yields on loans, excluding incremental accretion on purchased loans, decreased to 4.81% from 5.14% for the same period in the prior year.
Donald J. Hinson, Executive Vice President and Chief Financial Officer, commented, “Our pre-accretion net interest margin continues to experience downward pressure due to the low rate environment. Yields on new originated loans remain lower than the yield of the current portfolio. The Company will continue to focus on balance sheet growth and leverage in order to mitigate the effects of the current rate environment."
The provision for loan losses was $1.1 million for the quarter ended December 31, 2015 compared to $2.9 million for the quarter ended December 31, 2014 and $851,000 for the linked-quarter ended September 30, 2015.
As of the dates of the completion of each of the mergers and acquisitions, purchased loans were recorded at their estimated fair value, including our estimate of future expected cash flows until the ultimate resolution of these credits. As reflected in the table below, incremental accretion income from purchased loans was $2.3 million for the quarter ended December 31, 2015 compared to $6.8 million for the quarter ended December 31, 2014 and $1.9 million for the linked-quarter ended September 30, 2015.
During the quarter ended September 30, 2015, the Company signed a termination agreement with the Federal Deposit Insurance Corporation ("FDIC") in connection with the FDIC shared-loss agreements, resulting in $1.7 million of other income, and the elimination of the FDIC indemnification asset. The change in FDIC indemnification asset was $497,000 and $2.5 million for the years ended December 31, 2015 and 2014, respectively.

The following table illustrates the earnings impact associated with the Company’s purchased loan portfolios:

	Three Months Ended			Years Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
	(in thousands)
Incremental accretion income over stated note rate (1)	$2,321	$1,937	$6,839	$10,293	$14,308
Change in FDIC indemnification asset	—	—	(1,968)	(497)	(2,543)
Other income (2)	—	1,747	—	1,747	—
Provision reversal (expense) for loan losses	76	(151)	(1,951)	(897)	(2,794)
Pre-tax earnings impact	$2,397	$3,533	$2,920	$10,646	$8,971

(1)
The incremental accretion income represents the amount of income recorded on the purchased loans in excess of the contractual stated interest rate in the individual loan notes. This income results from the discount established at the time these loan portfolios were acquired and modified quarterly as a result of cash flow re-estimation.

(2)	Includes the gain on the FDIC shared-loss termination agreement.

Noninterest income increased $3.6 million, or 92.4%, to $7.5 million for the quarter ended December 31, 2015 compared to $3.9 million for the same period in 2014 and decreased $2.0 million, or 21.4%, from $9.5 million for the linked-quarter ended September 30, 2015. The increase from the prior year quarter was due to a $548,000 additional gain on sale of merchant Visa portfolio (in addition to the $1.7 million gain recognized at the time of the sale in January 2015), the change in FDIC indemnification asset in the amount of $(2.0) million recognized during the quarter ended December 31, 2014 and increases in the gain on sale of loans and income from bank owned life insurance. The decrease from the linked-quarter ended September 30, 2015 was due primarily to the $1.7 million gain relating to the termination of FDIC shared-loss agreements which was recognized during the quarter ended September 30, 2015. For the year ended December 31, 2015, noninterest income increased $15.8 million, or 96.0%, to $32.3 million compared to $16.5 million for the year ended December 31, 2014 primarily due to the Washington Banking Merger, the gain from the termination of the FDIC shared-loss agreements, the gain on sale of loans and the gain on sale of the merchant Visa portfolio.

Noninterest expense was $26.8 million for the quarter ended December 31, 2015 compared to $29.2 million for the quarter ended December 31, 2014 and $27.3 million for the linked-quarter ended September 30, 2015. The decreases from the quarterly periods are primarily due to efficiencies gained by the Washington Banking Merger, including the reduction of duplicate contracts and decreases in staffing levels. Noninterest expense increased $6.8 million, or 6.9%, to $106.2 million for the year ended December 31, 2015 compared to $99.4 million for the same period in the prior year. The increases from the prior year periods are primarily due to the Washington Banking Merger, offset by the above mentioned efficiencies from the merger.

Income tax expense was $2.6 million for the quarter ended December 31, 2015 compared to $1.3 million for the comparable quarter in 2014 and $3.8 million for the linked-quarter ended September 30, 2015. Income tax expense was $13.8 million for the year ended December 31, 2015 compared to $6.9 million for the same period in the prior year. The increases in income tax expense from the prior year periods were primarily due to the increase in pre-tax income. The decrease in income tax expense from the linked-quarter was due to a higher percentage of tax exempt income and a $300,000 income tax benefit related to the reversal of a tax liability previously recognized in conjunction with the Washington Banking Merger. The effective tax rate was 21.8% for the quarter ended December 31, 2015 compared to 28.7% for the linked-quarter ended September 30, 2015 and 15.5% for the comparable quarter in 2014.

Jeffrey J. Deuel, President & Chief Operating Officer of Heritage Bank, commented, “We remained focused on our strategic initiatives throughout 2015 with very positive results. In 2016, we will continue to refine our operating model, we will continue to leverage the larger organization by concentrating on additional efficiencies, and at the same time, continue developing our new team in Seattle as well as our existing teams along the I-5 corridor."

Dividend

On January 27, 2016, the Company’s Board of Directors declared a quarterly cash dividend of $0.11 per common share. The dividend is payable on February 24, 2016 to shareholders of record as of the close of business on February 10, 2016.

Earnings Conference Call

The Company will hold a telephone conference call to discuss this earnings release on January 28, 2016 at 10:00 a.m. Pacific time. To access the call, please dial (800) 230-1074 a few minutes prior to 10:00 a.m. Pacific time. The call will be available for replay through February 11, 2016, by dialing (800) 475-6701 -- access code 383144.

About Heritage Financial
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a branching network of 66 banking offices in Washington and Oregon. Heritage Bank also does business under the Central Valley Bank name in the Yakima and Kittitas counties of Washington and under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contact:
Brian L. Vance, President & Chief Executive Officer, (360) 943-1500
Donald J. Hinson, Executive Vice President & Chief Financial Officer, (360) 943-1500

Non-GAAP Financial Measures

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP. These measures include tangible common stockholders' equity, tangible book value per share and tangible common stockholders' equity to tangible assets. Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers. Where applicable, the Company has also presented comparable earnings information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	December 31, 2015	September 30, 2015	December 31, 2014
	(in thousands)
Stockholders' equity	$469,970	$468,696	$454,506
Less: goodwill and other intangible assets	127,818	128,341	129,918
Tangible common stockholders' equity	$342,152	$340,355	$324,588

Total assets	$3,650,792	$3,595,378	$3,457,750
Less: goodwill and other intangible assets	127,818	128,341	129,918
Tangible assets	$3,522,974	$3,467,037	$3,327,832

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated, including: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets, which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to increase our allowance for loan losses; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; risks related to acquiring assets in or entering markets in which we have not previously operated and may not be familiar; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System and of our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; new legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules as a result of Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated statements of financial condition; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; failure or security breach of computer systems on which we depend; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our expansion strategy of pursuing acquisitions and denovo branching; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired including those from the Cowlitz Bank, Pierce Commercial Bank, Northwest Commercial Bank, Valley

Community Bancshares and Washington Banking Company transactions, or may in the future acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames, or at all, and any goodwill charges related thereto and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, which might be greater than expected; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission including our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for future periods to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollar amounts in thousands; unaudited)

	December 31, 2015	September 30, 2015	December 31, 2014
Assets
Cash on hand and in banks	$63,816	$58,930	$74,028
Interest earning deposits	62,824	83,547	47,608
Cash and cash equivalents	126,640	142,477	121,636
Other interest earning deposits	6,719	5,244	10,126
Investment securities available for sale	811,869	703,093	742,846
Investment securities held to maturity	—	32,832	35,814
Loans held for sale	7,682	7,981	5,582
Loans receivable, net	2,402,042	2,404,044	2,251,077
Allowance for loan losses	(29,746)	(29,004)	(27,729)
Total loans receivable, net	2,372,296	2,375,040	2,223,348
FDIC indemnification asset	—	—	1,116
Other real estate owned	2,019	2,071	3,355
Premises and equipment, net	61,891	63,356	64,938
Federal Home Loan Bank stock, at cost	4,148	4,148	12,188
Bank owned life insurance	60,876	60,945	35,176
Accrued interest receivable	10,469	10,831	9,836
Prepaid expenses and other assets	58,365	59,019	61,871
Other intangible assets, net	8,789	9,312	10,889
Goodwill	119,029	119,029	119,029
Total assets	$3,650,792	$3,595,378	$3,457,750

Liabilities and Stockholders' Equity
Deposits	$3,108,287	$3,054,198	$2,906,331
Junior subordinated debentures	19,424	19,351	19,082
Securities sold under agreement to repurchase	23,214	22,829	32,181
Accrued expenses and other liabilities	29,897	30,304	45,650
Total liabilities	3,180,822	3,126,682	3,003,244

Common stock	359,451	358,927	364,741
Retained earnings	107,960	104,762	86,387
Accumulated other comprehensive income, net	2,559	5,007	3,378
Total stockholders' equity	469,970	468,696	454,506
Total liabilities and stockholders' equity	$3,650,792	$3,595,378	$3,457,750

Common stock, shares outstanding	29,975,439	29,967,555	30,259,838

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Years Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Interest income:
Interest and fees on loans	$30,474	$30,179	$34,698	$121,687	$110,437
Taxable interest on investment securities	2,378	2,187	2,665	9,578	7,328
Nontaxable interest on investment securities	1,059	1,056	958	4,196	2,886
Interest and dividends on other interest earning assets	105	62	118	278	455
Total interest income	34,016	33,484	38,439	135,739	121,106
Interest expense:
Deposits	1,267	1,335	1,465	5,229	5,150
Junior subordinated debentures	200	195	173	827	458
Other borrowings	14	14	21	64	73
Total interest expense	1,481	1,544	1,659	6,120	5,681
Net interest income	32,535	31,940	36,780	129,619	115,425
Provision for loan losses	1,124	851	2,851	4,372	4,594
Net interest income after provision for loan losses	31,411	31,089	33,929	125,247	110,831
Noninterest income:
Service charges and other fees	3,604	3,593	3,443	14,179	11,143
Merchant Visa income, net	55	66	237	513	1,076
Change in FDIC indemnification asset	—	—	(1,968)	(497)	(2,543)
Gain on sale of investment securities, net	154	393	33	1,516	287
Gain on sale of loans, net	854	1,411	543	4,683	1,518
Other income	2,831	4,081	1,609	11,874	4,986
Total noninterest income	7,498	9,544	3,897	32,268	16,467
Noninterest expense:
Compensation and employee benefits	15,150	14,918	16,265	58,134	52,634
Occupancy and equipment	4,336	3,970	3,994	15,846	13,406
Data processing	1,750	2,398	2,266	7,700	9,243
Marketing	471	899	659	3,066	2,502
Professional services	933	894	1,013	3,536	6,185
State and local taxes	570	619	597	2,378	1,976
Impairment loss on investment securities, net	—	—	—	—	45
Federal deposit insurance premium	509	499	603	2,046	1,718
Other real estate owned, net	153	(5)	(277)	1,007	638
Amortization of intangible assets	523	523	672	2,100	1,920
Other expense	2,374	2,607	3,451	10,395	9,112
Total noninterest expense	26,769	27,322	29,243	106,208	99,379
Income before income taxes	12,140	13,311	8,583	51,307	27,919
Income tax expense	2,647	3,819	1,328	13,818	6,905
Net income	$9,493	$9,492	$7,255	$37,489	$21,014

Basic earnings per common share	$0.32	$0.32	$0.24	$1.25	$0.82
Diluted earnings per common share	$0.32	$0.32	$0.24	$1.25	$0.82
Dividends declared per common share	$0.21	$0.11	$0.25	$0.53	$0.50

Average number of basic common shares outstanding	29,708,180	29,696,729	30,021,298	29,789,615	25,430,539
Average number of diluted common shares outstanding	29,729,368	29,719,124	30,056,311	29,812,340	25,477,289

HERITAGE FINANCIAL CORPORATION
FINANCIAL STATISTICS
(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Years Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Performance Ratios:
Efficiency ratio	66.86%	65.86%	71.89%	65.61%	75.35%
Noninterest expense to average assets, annualized	2.92%	3.05%	3.36%	3.01%	3.49%
Return on average assets, annualized	1.04%	1.06%	0.83%	1.06%	0.74%
Return on average equity, annualized	8.03%	8.12%	6.32%	8.08%	5.61%
Return on average tangible common equity, annualized	11.04%	11.23%	8.85%	11.18%	7.58%
Net charge-offs on loans to average loans, annualized	0.06%	0.02%	0.63%	0.10%	0.30%

	As of Period End
	December 31, 2015	September 30, 2015	December 31, 2014
Financial Measures:
Book value per common share	$15.68	$15.64	$15.02
Tangible book value per common share	$11.41	$11.36	$10.73
Stockholders' equity to total assets	12.9%	13.0%	13.1%
Tangible common equity to tangible assets	9.7%	9.8%	9.8%
Common equity Tier 1 capital to risk-weighted assets	11.9%	11.8%	N/A
Tier 1 leverage capital to average quarterly assets	10.4%	10.5%	10.2%
Tier 1 capital to risk-weighted assets	12.5%	12.4%	13.9%
Total capital to risk-weighted assets	13.6%	13.4%	15.1%
Net loans to deposits ratio	76.6%	78.0%	76.7%
Deposits per branch	$46,392	$45,585	$44,035

	Three Months Ended			Years Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Allowance for Loan Losses:
Balance, beginning of period	$29,004	$28,278	$28,342	$27,729	$28,824
Provision for loan losses	1,124	851	2,851	4,372	4,594
Net (charge-offs) recoveries:
Commercial business	(67)	(11)	(3,089)	(1,200)	(4,536)
One-to-four family residential	—	12	(24)	13	(24)
Real estate construction and land development	—	—	—	(6)	(302)
Consumer	(315)	(126)	(351)	(1,162)	(827)
Total net charge-offs	(382)	(125)	(3,464)	(2,355)	(5,689)
Balance, end of period	$29,746	$29,004	$27,729	$29,746	$27,729

	Three Months Ended			Years Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Other Real Estate Owned:
Balance, beginning of period	$2,071	$3,017	$6,872	$3,355	$4,559
Additions	421	611	889	2,845	1,566
Additions from acquisitions	—	—	—	—	7,121
Proceeds from dispositions	(356)	(1,560)	(4,741)	(3,555)	(9,914)
Gain (loss) on sales, net	(3)	3	335	(97)	23
Valuation adjustments	(114)	—	—	(529)	—
Balance, end of period	$2,019	$2,071	$3,355	$2,019	$3,355

	As of Period End
	December 31, 2015	September 30, 2015	December 31, 2014
Nonperforming Assets:
Nonaccrual loans by type:
Commercial business	$7,122	$7,193	$8,596
One-to-four family residential	38	40	—
Real estate construction and land development	2,414	2,612	2,831
Consumer	94	62	145
Total nonaccrual loans(1)(2)	9,668	9,907	11,572
Other real estate owned	2,019	2,071	3,355
Nonperforming assets	$11,687	$11,978	$14,927

Restructured performing loans(3)	$20,695	$20,783	$18,659
Accruing loans past due 90 days or more	—	—	—
Potential problem loans(4)	110,357	113,271	162,930
Allowance for loan losses to:
Loans receivable, net	1.24%	1.21%	1.23%
Nonperforming loans	307.67%	292.76%	239.62%
Nonperforming loans to loans receivable, net	0.40%	0.41%	0.51%
Nonperforming assets to total assets	0.32%	0.33%	0.43%

(1)	At December 31, 2015, September 30, 2015 and December 31, 2014, $6.3 million, $6.6 million and $7.3 million of nonaccrual loans were considered troubled debt restructured loans, respectively.

(2)	At December 31, 2015, September 30, 2015 and December 31, 2014, $1.1 million, $1.4 million and $1.6 million of nonaccrual loans were guaranteed by government agencies, respectively.

(3)	At December 31, 2015, September 30, 2015 and December 31, 2014, $449,000, $452,000 and $751,000 of performing restructured loans were guaranteed by government agencies, respectively.

(4)
Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes the Company concern as to their ability to comply with their loan repayment terms. At December 31, 2015, September 30, 2015 and December 31, 2014, $1.2 million, $920,000 and $2.0 million of potential problem loans were guaranteed by government agencies, respectively.

	As of Period End
	December 31, 2015		September 30, 2015		December 31, 2014
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Commercial business:
Commercial and industrial	$596,312	24.8%	$618,390	25.7%	$570,453	25.3%
Owner-occupied commercial real estate	627,693	26.1	603,372	25.1	594,986	26.4
Non-owner occupied commercial real estate	679,134	28.3	703,771	29.3	643,636	28.6
Total commercial business	1,903,139	79.2	1,925,533	80.1	1,809,075	80.3
One-to-four family residential	72,548	3.0	70,577	2.9	69,530	3.1
Real estate construction and land development:
One-to-four family residential	52,166	2.2	49,745	2.1	49,195	2.2
Five or more family residential and commercial properties	75,093	3.1	73,328	3.1	64,920	2.9
Total real estate construction and land development	127,259	5.3	123,073	5.2	114,115	5.1
Consumer	298,167	12.4	284,541	11.8	259,294	11.5
Gross loans receivable	2,401,113	99.9	2,403,724	100.0	2,252,014	100.0
Deferred loan costs (fees), net	929	0.1	320	—	(937)	—
Loans receivable, net	$2,402,042	100.0%	$2,404,044	100.0%	$2,251,077	100.0%

	As of Period End
	December 31, 2015		September 30, 2015		December 31, 2014
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Noninterest bearing demand deposits	$770,927	24.8%	$762,240	25.0%	$709,673	24.4%
NOW accounts	917,859	29.5	893,031	29.2	793,362	27.3
Money market accounts	545,342	17.6	513,859	16.8	520,065	17.9
Savings accounts	453,826	14.6	447,529	14.7	357,834	12.3
Total non-maturity deposits	2,687,954	86.5	2,616,659	85.7	2,380,934	81.9
Certificates of deposit	420,333	13.5	437,539	14.3	525,397	18.1
Total deposits	$3,108,287	100.0%	$3,054,198	100.0%	$2,906,331	100.0%

	Three Months Ended
	December 31, 2015			December 31, 2014
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands; yields annualized)
Interest Earning Assets:
Total loans receivable, net	$2,376,399	$30,474	5.09%	$2,194,003	$34,698	6.27%
Taxable securities	550,284	2,378	1.71	545,180	2,665	1.94
Nontaxable securities	212,295	1,059	1.98	191,673	958	1.98
Other interest earning assets	114,678	105	0.36	149,474	118	0.31
Total interest earning assets	3,253,656	$34,016	4.15%	3,080,330	$38,439	4.95%
Noninterest earning assets	384,025			375,405
Total assets	$3,637,681			$3,455,735
Interest Bearing Liabilities:
Certificates of deposit	$430,007	$542	0.50%	$549,857	$765	0.55%
Savings accounts	448,243	129	0.11	357,971	101	0.11
Interest bearing demand and money market accounts	1,422,934	596	0.17	1,294,924	599	0.18
Total interest bearing deposits	2,301,184	1,267	0.22	2,202,752	1,465	0.26
Junior subordinated debentures	19,385	200	4.09	19,047	173	3.60
Securities sold under agreement to repurchase	24,411	14	0.22	31,268	21	0.27
FHLB advances and other borrowings	326	—	—	3	—	—
Total interest bearing liabilities	2,345,306	$1,481	0.25%	2,253,070	$1,659	0.29%
Demand and other noninterest bearing deposits	794,290			708,268
Other noninterest bearing liabilities	28,904			39,055
Stockholders’ equity	469,181			455,342
Total liabilities and stockholders’ equity	$3,637,681			$3,455,735
Net interest income		$32,535			$36,780
Net interest spread			3.90%			4.66%
Net interest margin			3.97%			4.74%

	Years Ended
	December 31, 2015			December 31, 2014
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)
Interest Earning Assets:
Total loans receivable, net	$2,316,175	$121,687	5.25%	$1,871,696	$110,437	5.90%
Taxable securities	548,787	9,578	1.75	383,626	7,328	1.91
Nontaxable securities	204,443	4,196	2.05	145,113	2,886	1.99
Other interest earning assets	80,882	278	0.34	150,189	455	0.30
Total interest earning assets	3,150,287	$135,739	4.31%	2,550,624	$121,106	4.75%
Noninterest earning assets	377,228			295,666
Total assets	$3,527,515			$2,846,290
Interest Bearing Liabilities:
Certificates of deposit	$464,277	$2,386	0.51%	$494,948	$2,991	0.60%
Savings accounts	405,633	445	0.11	282,150	252	0.09
Interest bearing demand and money market accounts	1,374,757	2,398	0.17	1,049,078	1,907	0.18
Total interest bearing deposits	2,244,667	5,229	0.23	1,826,176	5,150	0.28
Junior subordinated debentures	19,271	827	4.29	12,751	458	3.59
Securities sold under agreement to repurchase	23,522	58	0.25	27,984	73	0.26
FHLB advances and other borrowings	1,777	6	0.34	111	—	—
Total interest bearing liabilities	2,289,237	6,120	0.27%	1,867,022	5,681	0.30%
Demand and other noninterest bearing deposits	740,718			574,692
Other noninterest bearing liabilities	33,458			29,669
Stockholders’ equity	464,102			374,907
Total liabilities and stockholders’ equity	$3,527,515			$2,846,290
Net interest income		$129,619			$115,425
Net interest spread			4.04%			4.45%
Net interest margin			4.11%			4.53%

HERITAGE FINANCIAL CORPORATION
QUARTERLY FINANCIAL STATISTICS
(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Earnings:
Net interest income	$32,535	$31,940	$32,470	$32,674	$36,780
Provision for loan losses	1,124	851	1,189	1,208	2,851
Noninterest income	7,498	9,544	6,881	8,345	3,897
Noninterest expense	26,769	27,322	26,079	26,038	29,243
Net income	9,493	9,492	8,725	9,779	7,255
Basic earnings per common share	$0.32	$0.32	$0.29	$0.32	$0.24
Diluted earnings per common share	$0.32	$0.32	$0.29	$0.32	$0.24
Average Balances:
Total loans receivable, net	$2,376,399	$2,356,090	$2,290,608	$2,239,662	$2,194,003
Investment securities	762,579	726,246	754,386	770,086	736,853
Total interest earning assets	3,253,656	3,164,245	3,105,291	3,075,848	3,080,330
Total assets	3,637,681	3,549,310	3,480,689	3,439,968	3,455,735
Total interest bearing deposits	2,301,184	2,255,257	2,224,230	2,196,731	2,202,752
Demand and other noninterest bearing deposits	794,290	760,004	710,992	696,299	708,268
Stockholders' equity	469,181	463,823	462,503	460,812	455,342
Financial Ratios:
Return on average assets, annualized	1.04%	1.06%	1.01%	1.15%	0.83%
Return on average equity, annualized	8.03%	8.12%	7.57%	8.61%	6.32%
Return on average tangible common equity, annualized	11.04%	11.23%	10.50%	11.98%	8.85%
Efficiency ratio	66.86%	65.86%	66.27%	63.48%	71.89%
Noninterest expense to average total assets, annualized	2.92%	3.05%	3.01%	3.07%	3.36%
Net interest margin	3.97%	4.00%	4.19%	4.31%	4.74%
Average assets per full-time equivalent employee	$4,837	$4,634	$4,552	$4,505	$4,421

	As of Period End
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Balance Sheet:
Total assets	$3,650,792	$3,595,378	$3,480,324	$3,459,349	$3,457,750
Total loans receivable, net	2,372,296	2,375,040	2,319,024	2,260,498	2,223,348
Investment securities	811,869	735,925	732,709	782,724	778,660
Deposits	3,108,287	3,054,198	2,946,487	2,912,458	2,906,331
Noninterest bearing demand deposits	770,927	762,240	728,260	698,231	709,673
Stockholders' equity	469,970	468,696	459,128	462,526	454,506
Financial Measures:
Book value per common share	$15.68	$15.64	$15.33	$15.30	$15.02
Tangible book value per common share	$11.41	$11.36	$11.03	$11.02	$10.73
Tangible common equity to tangible assets	9.7%	9.8%	9.9%	10.0%	9.8%
Net loans to deposits	76.6%	78.0%	78.9%	77.9%	76.7%
Deposits per branch	$46,392	$45,585	$44,644	$44,128	$44,035
Credit Quality Metrics:
Allowance for loan losses to:
Loans receivable, net	1.24%	1.21%	1.20%	1.22%	1.23%
Nonperforming loans	307.67%	292.76%	269.06%	245.38%	239.62%
Nonperforming loans to loans receivable, net	0.40%	0.41%	0.45%	0.50%	0.51%
Nonperforming assets to total assets	0.32%	0.33%	0.39%	0.45%	0.43%
Other Metrics:
Branches	67	67	66	66	66